Exhibit 3.116

Execution Copy

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NRG ILION LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) OF NRG ILION LIMITED PARTNERSHIP (the “partnership”) is made as of the 3rd day of January, 2002 by and between NRG Rockford Acquisition LLC, a Delaware limited liability company (the “General Partner”), and NRG Ilion LP LLC, a Delaware limited liability company (the “Limited Partner”). The General Partner and the Limited Partner are sometimes collectively referred to as the “Partners,” and each as a “Partner.”

RECITALS

A.                                   The Partnership was formed as a limited partnership with the name Indeck-Ilion Limited Partnership under the Act (as defined below) pursuant to the filing of a Certificate of Limited Partnership by Indeck Energy Services of Ilion, Inc., an Illinois corporation (“Indeck Ilion”), with the Secretary of State of the State of Delaware on November 9, 1990 (as amended and restated, the “Certificate”), and the execution of that certain Limited Partnership Agreement, dated as of October 31, 1990 (the “Original Agreement”), by and between Indeck Ilion and Indeck-Ilion Cogeneration Corporation, an Illinois corporation (“Indeck Cogen”).

B.                                     NRG Energy, Inc., a Delaware corporation (“NRG Energy”), Indeck Energy Services, Inc., an Illinois corporation, Indeck Ilion and Indeck Cogen entered into that certain Purchase Agreement, dated as of May 4, 2001, pursuant to which, among other things, NRG Energy acquired all of the partnership interests in the Partnership.

C.                                     NRG Energy, the General Partner and the Limited Partner entered into that certain General Assignment and Assumption Agreement, dated as of July 13, 2001, pursuant to which, among other things, (i) NRG Energy assigned, and the General Partner assumed, all of the general partnership interests in the Partnership and (ii) NRG Energy assigned, and the Limited Partner assumed, all of the limited partnership interests in the Partnership.

D.                                    The General Partner filed a Certificate of Amendment to the Certificate of Limited Partnership of Indeck-Ilion Limited Partnership on January 2, 2002, pursuant to which, among other things, the name of the Partnership was changed to “NRG Ilion Limited Partnership.”

D.                                    The Partners desire to amend and restate the Original Agreement in its entirety to reflect the General Partner and the Limited Partner as the general partner and limited partner, respectively, of the Partnership and to set forth the terms under which the Partnership will continue to operate.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement and other valuable consideration, the Partners agree as follows:

ARTICLE I.

FORMATION OF PARTNERSHIP

Section 1.1                                      Formation. The Partnership has been duly organized as a Delaware limited partnership under the Act by the filing of the Certificate. Except as otherwise provided in this Agreement, the rights and duties of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et. seq.), as amended (the “Act”).

Section 1.2                                      Ownership of Property. All property (irrespective of its nature) owned by the Partnership (“Property”) shall be held in the name of the Partnership and shall be deemed to be owned by the Partnership as an entity. Accordingly, no Partner shall have the right to seek partition of any Property during the term of this Agreement or to apply to any court or authority having jurisdiction in the matter or commence or prosecute any action or proceeding for partition and the sale of any Property. Upon any breach of the provisions of the is subparagraph by any Partner, the other Partner in addition to all other rights and remedies at law and in equity it may have, shall be entitled to an order restraining and enjoining any application, action or proceeding.

Section 1.3                                      Name of the Partnership. The name of the Partnership shall be “NRG Ilion Limited Partnership” or any other name the General Partner shall elect.

Section 1.4                                      Principal Office and Agent. The Principal office of the Partnership shall be located at 901 Marquette Ave. Ste. 2300 Minneapolis, MN 55402-5300, or at any other place or places the General Partner (with the prior written approval of the Limited Partner) may designate from time to time. The Corporation Trust Company, or any other person the General Partner shall designate, shall be the agent for service of process on the Partnership, with offices located 1209 Orange Street, Wilmington, Delaware 19801. If the General Partner changes the office, agent or address set forth above, it shall file an amendment to the Certificate reflecting that change.

Section 1.5                                      Term of Partnership. The Partnership commenced on the date of the initial filing of the Certificate with the Secretary of State of Delaware. The Partnership shall continue in existence until it is terminated in accordance with this Agreement.

Section 1.6                                      Character of the Business. The character and purpose of the Partnership’s business shall be to carry on any business which is permitted under the Act.

Section 1.7                                      Name and Address of Each Partner. The names and addresses of each Partner are shown on Exhibit A attached to this Agreement. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered to have been properly delivered if mailed, by certified mail, with postage prepaid, addressed to the address set forth on Exhibit A for the respective Partner or to such other address as that Partner may have designed as its address by proper notice to the Partnership and the other Partner.

ARTICLE II.
CAPITAL CONTRIBUTIONS AND PARTNERSHIP UNITS

Section 2.1                                      Additional Contributions to the Partnership. Each Partner shall make contributions, in accordance with the allocation percentages in Section 3.1(A), as necessary to enable the Partnership to continue to pursue its business purpose. The Partners may make additional contributions to the Partnership with the prior written agreement of all Partners.

Section 2.2                                      No Third Party Rights. Any agreement by the Partners to make additional contributions to the Partnership shall not be construed as conferring any rights or benefits to or upon any person not a party to this Agreement.

Section 2.3                                      Capital Accounts. A separate capital account shall be maintained for each Partner in accordance with regulations issued under Section 704 of the Internal Revenue Code of 1986, as amended (“Code”).

Section 2.4                                      Partnership Units. Interests in the Partnership, which shall be represented by the issuance of partnership units (collectively, the “Units”), shall be divided into and consist of 10 Class A Units (as defined below) and 1,000 Class B Units (as defined below), or such other number of Class A or Class B Units as may be authorized from time to time by the General Partner. In addition to the above the General Partner may, from time to time, issue additional Units in exchange for cash or other property. This Agreement shall be amended to reflect the issuance of any additional Units by the Partnership. A “Class A Unit” shall represent an interest in the Partnership as a General Partner and a “Class B Unit” shall represent an interest in the Partnership as a Limited Partner. Each Unit shall be in all respects equal to every other Unit and shall be entitled to one vote on all matters for which Partners are entitled to vote as provided in this Agreement. The rights and powers represented by the Units shall include (a) the right to receive distributions, including liquidating distributions, from the Partnership, and (b) all other rights, benefits, and privileges enjoyed by the Partners (under the Act and this Agreement) in their capacities as either General Partner or a Limited Partner, as the case may be, including rights to vote consent and approve as provided in this Agreement.

Section 2.5                                      Partnership Interest Certificates. All interests in the Partnership shall be certificated in the form attached hereto as Exhibit B. The Partnership hereby irrevocably elects that all partnership interests in the Partnership shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York. Each certificate evidencing a partnership interest in the Partnership shall bear the following legend: “This certificate evidences an interest in NRG Ilion Limited Partnership and shall be a security for the purposes of Article 8 of the Uniform Commercial Code as in effect in the State of New York.” This provision shall not be amended and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.

ARTICLE III.

DISTRIBUTIONS AND ALLOCATIONS

Section 3.1                                      Allocations.

(A)                              Allocation of Income. All items of net income (after all operating expenses) of the Partnership for each taxable year shall be allocated to the Partners and shall be credited to each Partner’s capital account pro rata in accordance with the following:

Allocation	Percentage

NRG Rockford Acquisition LLC	1.0%
NRG Ilion LP LLC	99.0%
100.0%

(B)                                Allocation of Loss and Deduction. All items of Partnership loss and deduction shall be allocated to the Partners and charged to each Partner’s capital account in accordance with the allocation percentages in Section 3.1(A) above. Notwithstanding the foregoing, in no event shall any such loss or deduction be allocated to a Partner, to the extent that it would result in that Partner having a negative capital account balance, if any other Partner has a positive capital account balance. The foregoing reallocation of losses to a Partner with a positive capital account balance shall remain in effect only until those Partners with positive capital account balances have capital accounts balances of zero. In addition, after all capital accounts are reduced to zero, any losses of the Partnership which are deemed to be attributable to indebtedness of the Partnership for which a Partner bears the economic risk of loss (within the meaning of Code Section 752 and the regulations under that Section) shall be allocated to the Partner who bears such economic risk of loss.

Section 3.2                                      Distributions.

(A)                              Distributions. The General Partner, in its discretion, may cause the Partnership to make cash distributions to the Partners, at those times and in amounts as it deems reasonable. All distributions to the Partners shall be made in proportion to the allocation percentages set forth in Section 3.1(A) above.

(B)                                Distributions in Dissolution of the Partnership. All distributions to Partners on the dissolution of the Partnership shall be in accordance with the positive capital accounts of the Partners at that time after allocation of all net income and loss from the liquidation of all assets held by the Partnership and payment of all of the Partnership’s liabilities.

ARTICLE IV.

MANAGEMENT

Section 4.1                                      Management of the Partnership.

(A)                              Management. Except as provided in Section 4.1(B) of this Agreement, the General Partner shall manage and control the business of the Partnership and is hereby authorized to take any reasonable action it deems necessary or desirable and in the best interest of the Partnership, including causing the Partnership to enter into contracts with affiliates of the General Partner that are in the best interests of the Partnership, and shall take such other actions on behalf of the Partnership as it and the Limited Partner mutually agree in writing to be in the best interest of the Partnership. The Limited Partner shall not have any right to participate in or have any authority or right to act for or bind the Partnership.

(B)                                Restrictions on General Partner. Without the prior written approval of the Limited Partner, the General Partner shall not cause the Partnership to:

(1)                                  admit any other person or entity as a general or limited partner in the Partnership;

(2)                                  enter into any transactions with or except as provided in this Agreement, make any payments to the General Partner;

(3)                                  confess a judgment against the Partnership;

(4)                                  take any action that would subject the Limited Partner to liability in any jurisdiction;

(5)                                  do any act that would make it impossible for the Partnership to carry on its business in the ordinary course;

(6)                                  amend this Agreement or the Certificate;

(7)                                  merge or consolidate the Partnership with or into another entity;

(8)                                  sell, exchange, lease or otherwise transfer all or substantially all of the assets of the Partnership; or

(9)                                  liquidate or dissolve the Partnership.

Section 4.2                                      Duties and Obligations of the General Partner.

(A)                              Separate Operations. The General Partner shall cause the Partnership to conduct its business and operations separate and apart from that of the General Partner and any of its affiliates, including, without limitation, (i) segregating Partnership assets and not allowing funds or other assets of the Partnership to be commingled with the funds or other assets of, held by, or registered in the name of, the General Partner or any of its affiliates, (ii) maintaining books and financial records of the Partnership separate from the books and financial records of the General Partner and its affiliates, and observing all Partnership procedures and formalities, including, without limitation, maintaining minutes of the Partnership meetings and acting on behalf of the Partnership only pursuant to due authorization of the Partners as required in this Agreement, (iii) causing the Partnership to pay its liabilities when due from assets of the Partnership, and (iv) causing the Partnership to conduct its dealings with third parties in its own name and as a separate and independent entity.

(B)                                Compliance with Law. The General Partner shall take all actions that may be necessary or appropriate (i) for the General Partner and the Partnership to maintain all required licenses and permits, (ii) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which that existence is necessary to protect the limited liability of the Limited Partner or to enable the Partnership to conduct the business in which it is engaged, and (iii) for the accomplishment of the Partnership’s purposes, including the operation of the Partnership is business in accordance with he provisions of this Agreement and applicable laws and regulations.

(C)                                Fiduciary Obligation. The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership, including the safekeeping and use of the Partnership’s assets for the exclusive benefit of the Partnership.

(D)                               Insurance. The General Partner shall cause to be provided, or cause the Partnership to carry, insurance as is customary in the business in which the Partnership is engaged and in the places in which is so engaged.

(E)                                 Tax Matters Partner. During periods for which the Partnership must have a “tax matters partner” within the meaning of Section 6231(a)(7) of the Code, the General Partner shall act as the tax matters partner of the partnership.

Section 4.3                                      Limitations on Obligations of the Limited Partner. The Limited Partner shall not participate in the management of the Partnership or its business. The Limited Partner shall not be deemed to participate in management if it or any of its shareholders, directors or officers acts as a contractor for, or agent or employee of, the Partnership, the General Partner or an affiliate of the General Partner, or if it takes any other action permitted to be taken by a limited partner under the Act. The liability of the Limited Partner to any third party shall be limited to the sum of its capital contributions.

Section 4.4                                      Other Activities of Partners.  The Partners specifically acknowledge that the Partners and their affiliates will be engaged in other businesses including businesses which may be similar to the business of the Partnership. Nothing in this Agreement shall be deemed to restrict in any manner the freedom of the Partners to conduct any other business or activity whatsoever (including, without limitation, the acquisition, ownership, leasing or sale of real property), with the any accountability to the Partnership or to any Partner, even if that business or activity competes with the business of the Partnership.

Section 4.5                                      Compensation to General Partner and Affiliates. The General Partner shall not be entitled to any compensation from the Partnership, but will be entitled to reimbursement for reasonable expenses incurred on behalf of the Partnership.

ARTICLE V.
BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

Section 5.1                                      Books and Records.  The books, records and financial statements of the Partnership shall be maintained by the General Partner in accordance with generally accepted accounting principles. These and all other records of the Partnership, including a copy of this Agreement and all amendments to this Agreement, copies of the Partnership’s federal state and local tax returns and financial statements, information relating to the status of any Property, and all other information required by the Act shall be kept at the principal office or at another location as determined by the General Partner in compliance with the Act.

Section 5.2                                      Custody of Partnership Funds; Bank Accounts.  The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and accounts of the Partnership, whether or not in the immediate possession or control of the General Partner. The funds of the Partnership shall not be commingled with the funds of any other person or entity, and the General Partner shall not employ, or permit any other person or entity to employ, Partnership funds in any manner except for the benefit of the Partnership.

Section 5.3                                      Tax Elections. The General Partner may elect to make any election permitted under any provision of the Code.

Section 5.4                                      Tax Information to the Limited Partners. The General Partner shall provide the Limited Partner with all necessary tax information within a reasonable time after the fiscal year end of the Partnership.

Section 5.5                                      Fiscal Year. The fiscal year of the Partnership shall be January 1 through December 31.

ARTICLE VI.

CHANGE OF PARTNERS; TRANSFERS OF INTERESTS

Section 6.1                                      Transfers of Interest. No Partner shall have the right or power to assign, transfer or otherwise dispose of its interest in the Partnership without the prior written approval of all other Partners. For this purpose, a transfer of the ownership interest in either Partner or the admission of a new partner by the Partners shall be deemed a transfer of a Partnership interest.

Section 6.2                                      Conditions of Transfer of Interest. No transfer of any Partnership interest shall be made except in compliance with all securities and other applicable laws. The Partnership may, in addition to the other requirements of this Agreement, require as a condition to permitting any transfer an opinion of counsel satisfactory to the Partnership showing that no violation of any applicable law shall result from the transfer.

Section 6.3                                      Substituted Partner. A valid transfer in accordance with this Article 6 shall vest rights to distributions from the Partnership as provided in this Agreement, but no transferee shall become a new Partner unless and until:

(1)                                  All Partners shall have approved the admission of the transferee as a Partner;

(2)                                  The transferee shall have executed this Agreement and any other documents reasonably required by the Partnership; and

(3)                                  The transferee shall have reimbursed the Partnership for all expenses incurred in making the substitution, including legal fees and other expenses of preparing and filing an amended Certificate.

ARTICLE VII.
TERMINATION AND DISSOLUTION

Section 7.1                                      Events Causing Dissolution. Although the Partners contemplate a long term business relationship, the Partnership shall be dissolved and its affairs wound up in the following circumstances:

(1)                                  The withdrawal of the General Partner from the Partnership as a result of the occurrence of any of the events set forth in the Act.

(2)                                  The unanimous written consent of the Partners;

(3)                                  Entry of a decree of judicial dissolution under the Act; or

(4)                                  Any other event causing the dissolution of the Partnership under the Act.

Section 7.2                                      Liquidation. Following the occurrence of the event resulting in the dissolution of the Partnership under Section 7.1, the Partnership shall be liquidated as promptly as possible in an orderly manner. The Partners shall continue to share net income and losses during liquidation in the same proportion as before dissolution. The proceeds from the liquidation of Partnership assets shall be applied as follows:

(1)                                  In payment to creditors of the Partnership, including Partners to the extent otherwise permitted by law, in the order of priority provided by law, in satisfaction of liabilities of the Partnership other than liabilities for distributions to Partners; and

(2)                                  Subject to Section 7.3 below, in payment to the Partners, both limited and general, of the credit balance in their capital accounts no later than 30 days after liquidation proceeds are received by the Partnership, less any reasonable reserves for known or contingent liabilities.

All Partners shall look solely to the assets of the Partnership for any distribution under this Agreement and no Partner shall have any recourse against the personal assets of any other Partner, whether general or limited, for this purpose.

Section 7.3                                      Gains and Losses in Liquidation. Any income, gain or loss on disposition of Property in the process of liquidation shall be credited or charged to the Partners in accordance with Section 3.1 of this Agreement.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1                                      Entire Agreement. This Agreement sets forth the entire agreement of the Partners with respect to the subject matter. This Agreement supersedes all prior agreements or understandings among the Partners and may be modified or amended only by the unanimous written consent of all of the Partners.

Section 8.2                                      Governing Law. This Agreement and all questions arising in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of law principles), provided that the law of the State of New York shall be the governing law with respect to the following matters: (a) the rights and duties of the Partnership with respect to registration of transfer of securities, (b) the effectiveness of registration of transfer of securities by the Partnership, (c) whether the Partnership owes any duties to an adverse claimant to a security and (d) whether an adverse claim can be asserted against a person to whom transfer of a certificated or uncertificated security is registered or a person who obtains control of an uncertificated security.

Section 8.3                                      Interpretation and Severance. All paragraph headings in this Agreement are for convenience only, and this Agreement shall be construed according to its full terms and not by its headings. If any provision of this Agreement is determined by a court of proper jurisdiction to be invalid or unenforceable, that provision may be severed or modified to the extent necessary to make it valid and enforceable, and the other provisions of this Agreement shall remain fully effective and binding on the Partners. When the context in which words are used in this Agreement permits use of the singular shall include the plural, and use of masculine or neuter pronouns shall include masculine, neuter and feminine.

Section 8.4                                      Counterparts. This Agreement may be executed in a number of counterparts and, when so executed, all of those counterparts shall constitute a single instrument binding on all Partners notwithstanding the fact that all Partners did not sign the original or the same counterpart.

Section 8.5                                      Successors and Assigns. This Agreement shall be binding on and, subject to the restrictions on transfer in this Agreement, shall inure to the benefit of the Partners and their respective personal representatives, heirs, successors and permitted assigns.

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IN WITNESS WHEREOF, the Partners have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NRG Rockford Acquisition LLC, as General Partner,

By:	/s/ Craig A. Mataczynski
Name:	Craig A. Mataczynski
Title:	President

NRG Ilion LP LLC, as Limited Partner,

By:	/s/ Craig A. Mataczynski
Name:	Craig A. Mataczynski
Title:	President

(Signature Page to Amended and Restated Partnership Agreement of NRG Ilion LP)

EXHIBIT A

General Partner:

NRG Rockford Acquisition LLC

Attention: Kathryn Osteraas

901 Marquette Ave., Suite 2300

Minneapolis, MN 55402

Limited Partner:

NRG Ilion LP LLC

Attention: Kathryn Osteraas

901 Marquette Ave., Suite 2300

Minneapolis, MN 55402

A-1

EXHIBIT B

The interests represented by this certificate have not been registered under the securities act of 1933, as amended (the “act”) or any state securities laws. Accordingly, such interests may not be sold, transferred or otherwise disposed of without compliance with such act and such state securities laws, and the partnership may require an opinion of counsel satisfactory to it that no violation of such act and such state securities laws will result from any proposed sale, transfer, or other disposition such interests.

This certificate evidences an interest in nrg ilion limited partnership and shall be a security for the purposes of article 8 of the uniform commercial code as in effect n the state of new york.

No. [    ]

NRG ILION LIMITED PARTNERSHIP

A Limited Partnership under the laws of the State of Delaware

Certificate of Interest

This certifies that [               ] is the owner of a [general][limited] partnership interest in NRG Ilion Limited Partnership (the “Partnership”) represented by [          ] Class [       ] Units, which [general][limited] partnership interest is subject to the terms of the Amended and Restated Agreement of Limited Partnership of NRG Ilion Limited Partnership, dated as of January 3, 2002, by and between NRG Rockford Acquisition LLC and the limited partners party thereto, as the same may be amended from time to time in accordance with the terms thereof (the “Limited Partnership Agreement”).

This Certificate of Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the Limited Partnership Agreement.

THIS SECURITY IS SUBJECT TO THE PROVISIONS OF THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NRG ILION LIMITED PARTNERSHIP.

B-1

IN WITNESS WHEREOF, the said Partnership has caused this Certificate of Interest to be signed by its duly authorized General Partner this           day of                             .

NRG ILION LIMITED PARTNERSHIP

By:	NRG Rockford Acquisition LLC,
as General Partner

By:	/s/ Craig A. Mataczynski
	Name:	Craig A. Mataczynski
	Title:	President